Exhibit 16

Office of the Chief Accountant

Securities and Exchange Commission

450 Fifth Street, N.W.

Washington, D. C.  20549

June 6, 2002

Dear Sir/Madam:

We have read the first, second, and third paragraphs of Item 4 included in the Form 8-K dated June 6, 2002, of Lone Star Technologies, Inc. filed with the Securities and Exchange Commission and are in agreement with the statements contained therein.

Very truly yours,

ARTHUR ANDERSEN LLP

By:	/s/ Richard J. Howell
Richard J. Howell

cc:

Mr. Charles J. Keszler, Vice President and Chief Financial Officer

JM